Exhibit (a)(2)(v)

IMPACT SHARES TRUST I

Certificate of Designation

of

Impact Shares MSCI Global Climate Select ETF

The undersigned, being the Secretary of Impact Shares Trust I, a Delaware statutory trust (the “Trust”), pursuant to the authority conferred upon the Trustees of the Trust by Section 5.2 of the Trust’s Amended and Restated Agreement and Declaration of Trust (“Declaration”), hereby confirms the establishment and designation, by the affirmative vote of a majority of the Trustees of the Trust, of the Impact Shares Climate Risk Reinsurance ETF (the “Fund”) with the following rights, preferences and characteristics:

1. Shares. The beneficial interest in the Fund shall be divided into Shares having a nominal or par value of $20 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the Fund. The Trustees shall have the authority from time to time to authorize separate Series of Shares for the Trust as they deem necessary or desirable.

2. Creation Units. The Shares of the Fund shall be issuable and redeemable only in aggregations of 50,000 Shares (each such lot, a “Creation Unit”). The Trustees shall have the authority from time to time to modify the number of Shares in a Creation Unit as they deem necessary or desirable.

3. Transaction Fees. Shares shall be subject to such transaction fees for issuance and redemption, as may be established from time to time by the Trustees, as set forth in the Fund’s prospectus.

4. Meetings. A meeting of Shareholders of the Fund may be called with respect to the Rule 12b-1 distribution plan applicable to such Fund or with respect to any other proper purpose affecting only holders of shares of such Fund at any time by a majority of the Trustees.

5. Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust or with respect to any Class of Shares set forth in the Declaration shall apply to Shares of the Fund unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall govern.

6. Amendments, etc. Subject to the provisions and limitations of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a majority of the Trustees (or by any officer of the Trust pursuant to the vote of a majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote.

7. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.

[Signature Page Follows]

SIGNATURE

Impact Shares Trust I

Date: October 7, 2022

By:	/S/ Donald J. Guiney
Donald J. Guiney
Secretary

2